Exhibit 23.1

KPMG LLP

Suite 1200

150 West Jefferson

Detroit, MI 48226-4429

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-121537) on Form S-3 of TC Pipelines, LP of our report dated January 23, 2007, with respect to the consolidated balance sheets of Great Lakes Gas Transmission Limited Partnership and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in this current report on Form 8-K/A of TC Pipelines, LP dated March 19, 2007.

Detroit, Michigan
March 16, 2007